SCHEDULE 14A
                               (RULE 14A-101)

                          SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                              (AMENDMENT NO.      )

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      {   } Confidential, For Use of the Commission Only (as permitted by
            Rule 14a-6(e)(2))
 {  } Definitive Proxy Statement
 {  } Definitive Additional Materials
 {X}  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              AMP INCORPORATED
                        ----------------------------
              (Name of Registrant as specified in its charter)

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    (Name of person(s) filing proxy statement, if other than Registrant)

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 The following information was posted today on AMP's Intranet:


                           Ripp Thanks Supporters

 AMP hosted a conference for the media, community and government leaders in Harrisburg on September 1.

 At the conference, more than 80 "friends of AMP" turned out to express their support for the company. Chairman and CEO Bob Ripp thanked attendees for stepping forward to do everything possible to keep AMP in Pennsylvania.

 The conference was attended by two members of the U.S. House of Representatives, six members of the Pennsylvania General Assembly, numerous county and local government officials and representatives of charitable and cultural organizations.

 During the conference, Bob Ripp said that AlliedSignal could not afford to buy AMP without 1) accelerating growth, a difficult task given that AlliedSignal has only grown at a 3.5% compound rate since 1991; 2) bringing synergies, which currently don't exist, to the deal and eliminate product and plant overlap; and 3) taking out significant costs and expenses, and the higher the cost for them which would result in fewer jobs and a smaller supplier base.

 Bob said that employee response to his promotion and the AMP profit improvement plan has been "overwhelming." He also said, "I didn't take this position to roll over; I took this position to grow AMP."

 The profit improvement plan was emphasized often during the event. Bob called the plan AMP's "white knight" and said that it "will provide great value to all of AMP's constituencies." He added that he will personally explain the plan to AMP's largest shareholders.

 Because AlliedSignal has stated that it will initiate a consent solicitation, the participant information in small print below is required under Securities and Exchange Commission rules:

 AMP and certain other persons named below may be deemed to be participants in the solicitation of revocations of consents in response to AlliedSignal's consent solicitation. The participants in this solicitation may include the directors of AMP (Ralph D. DeNunzio, Barbara H. Franklin, Joseph M. Hixon III, William J. Hudson, Jr., Joseph M. Magliochetti, Harold
 A. McInnes, Jerome J. Meyer, John C. Morley, Robert Ripp, Paul G. Schloemer and Takeo Shiina); the following executive officers of AMP: Robert Ripp (Chairman and Chief Executive Officer), William J. Hudson (Vice Chairman), James E. Marley (former Chairman), William S. Urkiel (Corporate Vice President and Chief Financial Officer), Herbert M. Cole (Senior Vice President for Operations), Juergen W. Gromer (Senior Vice President, Global Industry Businesses), Richard P. Clark (Divisional Vice President, Global Wireless Products Group), Thomas DiClemente (Corporate Vice President and President, Europe, Middle East, Africa), Rudolf Gassner (Corporate Vice President and President, Global Personal Computer Division), Charles W. Goonrey (Corporate Vice President and General Legal Counsel), John E. Gurski (Corporate Vice President and President, Global Value-Added Operations and President, Global Operations Division), David F. Henschel (Corporate Secretary), John H. Kegel (Corporate Vice President, Asia/Pacific), Mark E. Lang (Corporate Controller), Philippe Lemaitre (Corporate Vice President and Chief Technology Officer), Joseph C. Overbaugh (Corporate Treasurer), Nazario Proietto (Corporate Vice President and President, Global Consumer, Industrial and Power Technology Division); and the following other members of management and employees of AMP: Richard Skaare (Director, Corporate Communication), Douglas Wilburne (Director,

 Investor Relations), Mary Rakoczy (Manager, Shareholder Services), Dorothy
 J. Hiller (Assistant Manager, Shareholder Services) and Melissa E. Witsil (Communications Assistant). As of the date of this communication, none of the foregoing participants individually beneficially own in excess of 1% of AMP's common stock or in the aggregate in excess of 2% of AMP's common stock.

 AMP has retained Credit Suisse First Boston Corporation ("CSFB") and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to act as its financial advisors in connection with the AlliedSignal Offer, for which CSFB and DLJ will receive customary fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, AMP has agreed to indemnify CSFB, DLJ and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of their engagement. CSFB and DLJ are investment banking firms that provide a full range of financial services for institutional and individual clients. Neither CSFB nor DLJ admits that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Ex-change Act of 1934, as amended, in the solicitation, or that Schedule 14A requires the disclosure of certain information concerning either CSFB or DLJ. In connection with CSFB's role as financial advisor to AMP, CSFB and the following investment banking employees of CSFB may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of AMP: Alan Howard, Steven Koch, Scott Lindsay, and Lawrence Hamdan. In connection with DLJ's role as financial advisor to AMP, DLJ and the following investment banking employees of DLJ may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of AMP: Douglas V. Brown and Herald L. Ritch. In the normal course of its business, each of CSFB and DLJ regularly buys and sells securities issued by AMP for its own account and for the accounts of its customers, which transactions may result in CSFB, DLJ or the associates of either of them having a net "long" or net "short" position in AMP securities, or option contracts or other derivatives in or relating to such securities. As of September 1, 1998, DLJ held no shares of AMP common stock for its own account and CSFB had a net long position of 118,566 shares of AMP common stock.